Exhibit 99.1

FOR IMMEDIATE RELEASE:

For More Information Contact:

Timothy R. Kasmoch, CEO

2254 Centennial Road   Toledo, Ohio 43617
PHONE 419-535-6374    FAX 419-535-7008
info@nviro.com

N-Viro International Expands Raw Materials Contract and Revenues

TOLEDO OHIO, December 12, 2011 – N-Viro International Corporation ( NVIC ) signs a three year renegotiated contract for raw material reagents used in the N-Viro process. Under the arrangement reagents will be transported by Bio Mineral Transportation, a logistics subsidiary of N-Viro, to its Daytona Beach, Florida facility for reuse. Based on the expected volume, N-Viro anticipates it will realize increased annual revenues under the arrangement.

The new contract will provide N-Viro with a secure raw material supply and total revenue of approximately $4,000,000 over the next three years. The contract also allows for the quarterly adjustment of the price based on the producer price index. The supplier will pay a fuel surcharge if the weekly national average is greater than the set price per gallon.

Mr. Timothy Kasmoch, CEO and President of N-Viro International, had these comments: “The contract negotiations and resulting purchase order help to accomplish certain business goals - to increase revenues and produce a quality product for the market. N-Viro is well established in the Florida market and we look forward to continued success in the region.”

About N-Viro International
N-Viro International Corporation is an environmental and materials handling company that owns significant patented technologies to convert various residual bio-organics into renewable fuel. N-Viro Fuel™ has received alternative energy status from the U.S. Environmental Protection Agency, which qualifies the technology for renewable energy incentives.  Our manufacturing facility currently uses advanced treatment for management of wastewater residuals and is in full-scale operation producing considerable volumes of N-Viro Soil for a variety of customers.  N-Viro will continue to post press releases on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis at www.nviro.com and a company blog site at nvirointernational.wordpress.com where interested parties can follow the progress of the Company.

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes,” "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein. For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel. In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.